UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 10, 2005
ORIENTAL FINANCIAL GROUP INC.

(Exact Name of Registrant as Specified in its Charter)

Commonwealth of Puerto Rico	001-12647	66-0538893

(State or other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Professional Offices Park 998 San Roberto Street San Juan, Puerto Rico	00926

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (787) 771-6800

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.04. Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.
     On October 10, 2005, Oriental Financial Group Inc. (the “Company”) was notified by the administrator of the Oriental Group CODA Profit Sharing Plan (the “Plan”), pursuant to ERISA section 101(i)(2)(E), that the Plan would change the custodian of its assets and the broker-dealer for its mutual fund investments. As a result of these changes, Plan participants will be temporarily unable to direct or diversify investments in their Plan accounts or obtain a loan or distribution from the Plan. This blackout period, during which Plan participants will be unable to exercise these rights otherwise available under the Plan, will trigger certain SEC trading prohibitions applicable to equity securities of the Company acquired by any director or executive officer in connection with his or her service or employment as a director or executive officer of the Company. Attached as an exhibit to this report is a copy of the trading prohibition notice sent by the Company to its directors and executive officers.
     During the blackout period and for a period of two years thereafter, a security holder or other interested person may obtain, without charge, the actual beginning and ending dates thereof by contacting José Gabriel Díaz, Esq., First Senior Vice President and Executive Trust Officer of Oriental Bank and Trust, Professional Offices Park, 996 San Roberto Street, Suite 201, San Juan, Puerto Rico 00926, at 787-281-5030 or by e-mail: jgdiaz@orientalonline.com.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits

Exhibit No.	Description of Document
99	Trading Blackout Notice to Directors and Executive Officers
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORIENTAL FINANCIAL GROUP INC.
Date: October 13, 2005	By:	/s/ Héctor Méndez
Héctor Méndez
Senior Executive Vice President, Treasurer and CFO